ITEX Announces Preliminary Results of Its Tender Offer

Bellevue, WA – April 16, 2012 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, announced today the preliminary results of its tender offer to purchase up to 1,000,000 shares of its common stock at a price of $4.20 per share, which expired at 12:00 midnight, New York City time, on Friday, April 13, 2012.

Based on the preliminary count by OTR, Inc., the Depositary for the tender offer, approximately 1,226,253 shares of ITEX’s common stock were properly tendered and not withdrawn.

Accordingly, in accordance with the terms and conditions of the tender offer, ITEX expects to acquire 1,072,827 shares of its common stock at a price of $4.20 per share, for an aggregate cost of $4,505,873 million, excluding fees and expenses relating to the tender offer. The total number of shares expected to be purchased in the tender offer includes an additional 72,827 shares purchased pursuant to ITEX’s right to increase the number of shares purchased by no more than 2 percent of its outstanding shares, without amending or extending the tender offer. The shares expected to be purchased in the tender offer represent approximately 26.5% of ITEX’s currently outstanding common shares (including shares of unvested restricted stock).

Since the offer was oversubscribed, the number of shares that ITEX will purchase from each tendering shareholder will be prorated. Based upon the preliminary count by the Depositary of shares tendered, ITEX estimates that the proration factor will be approximately 87.5%. The number of shares to be purchased and the proration factor are preliminary estimates and are subject to change, including as a result of the verification of the proper delivery of all shares tendered and as a result of the impact of odd-lot tenders and conditional tenders. The actual number of shares to be purchased and the final proration factor will be announced promptly following completion by the Depositary of the verification process. Promptly after such announcement, the Depositary will issue payment for the shares validly tendered and accepted under the tender offer and will return any shares tendered and not purchased.

As of March 15, 2012, ITEX had approximately 4,040,925 shares of common stock outstanding (including approximately 399,584 shares of unvested restricted stock). After giving effect to the results of the tender offer, ITEX expects to have approximately 2,968,098 shares of common stock outstanding (including unvested restricted stock).

Questions concerning the tender offer may be directed to Investor Relations at ITEX Corporation at 800-277-9722, extension 4017.

About ITEX

ITEX, The Membership Trading CommunitySM, is a leading marketplace for cashless business transactions. Members increase sales through an exclusive distribution channel managed by our broker and franchise network, by utilizing ITEX dollars to exchange goods and services. We generate revenue by charging members percentage-based transaction fees and association fees. ITEX is headquartered in Bellevue, WA. We routinely post important information on the investor relations portion of our website. For more information, please visit www.itex.com.

Contact: Alan Zimmelman, ITEX Corporation

425.463.4017 or alan@itex.com

This press release contains forward-looking statements that are other than statements of historical fact, including those regarding: the expected timing of the tender offer described in this press release. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding changes in economic, political or regulatory conditions or other trends affecting our industry; adverse effects of a proxy fight and related litigation; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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